UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2013

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2013, Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), entered into an amendment to its lease agreement with Domino’s Farms Office Park, LLC dated January 31, 2007 (as amended, the “Lease”).

Pursuant to the Lease, the Company will continue to occupy the existing suite located at Lobby K, Level 2 as well as the storage area and equipment room located at Lobby L, Level 1 of Domino’s Farms Office Park, both of which are located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan.  The rentable square footage of the Level 2 suite will be 33,303.  The rentable square footage for the Level 1 storage area and equipment room will be 3,465 and 589 respectively.  The extended lease term will commence on May 1, 2013 and end on April 30, 2018 (the “Term”), with two options for consecutive five year lease renewals.  The Company has a cancellation right at the end of the third year, which is subject to a 4 month notice period, a termination fee equal to two months of rent and certain other requirements.  The annual lease rate for the Level 2 suite, before factoring in free rent periods, will begin at $28 per rentable square foot in year 1 and will increase annually by the amount of the Consumer Price Index for the Detroit Metropolitan Area, subject to certain limitations.  The annual lease rate for the storage area and equipment room will be $10 per rentable square foot for the duration of the Term.  The Company will receive one month of free rent on the Level 2 suite in December of each year throughout the Term and has a tenant improvement allowance of $210,000.  Any unused portion of the tenant improvement allowance by November 30, 2014 shall be payable to the Company in a lump sum in December 2014.

The foregoing is a summary description of certain terms of the Lease, and, by its nature, is incomplete.  It is qualified in its entirety by the text of the Lease, filed herewith and incorporated herein by reference.  All readers are encouraged to read the entire text of the Lease.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2013, Daniel R. Orlando and the Company entered into an Employment Agreement (the “Employment Agreement”).  The Employment Agreement provides that Mr. Orlando will have the role of Chief Business Officer and receive an initial annual base salary of $285,000.  His base salary shall be reviewed annually by the Company.  Under the Employment Agreement, Mr. Orlando will also be eligible to receive cash incentive compensation as determined by the Company.  Mr. Orlando’s target annual incentive compensation shall be 40% of his then-current base salary.  Mr. Orlando shall also receive a one-time cash incentive payment of $35,000 for his service to the Company as interim Chief Executive Officer from December 2012 through March 2013.  From time to time and at the discretion of management and the Company’s Board of Directors, the Company may grant to Mr. Orlando options to purchase shares of the Company’s common stock pursuant to the Company’s then-current equity plan.

In the event of his termination prior to a Change in Control by the Company without Cause or by Mr. Orlando for Good Reason (as such terms are defined in the Employment Agreement), the Company shall pay Mr. Orlando an amount equal to nine months of his then-current base salary in equal installments over the one-year period following the date of termination of his employment.  In the event of his termination within twelve months following a Change in Control by the Company without Cause or by Mr. Orlando for Good Reason, the Company shall pay Mr. Orlando an amount equal to nine months of his then-current base salary in one lump sum.  In either event, subject to Mr. Orlando’s co-payment of premiums at the active employee’s rate, Mr. Orlando would also be entitled to continued participation in the Company-sponsored group health, dental and vision programs for twelve months following the date of termination.  Mr. Orlando’s right to receive any severance payment and to continue his participation in such health programs is conditioned upon and subject to Mr. Orlando’s signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Employment Agreement, Mr. Orlando has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the term of the Employment Agreement and for a period of twelve months thereafter Mr. Orlando also agrees not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

The Employment Agreement contains other customary terms and conditions. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Lease agreement between Domino’s Farms Office Park, LLC and Aastrom Biosciences, Inc., as amended.
10.2	Employment agreement with Daniel R. Orlando, dated April 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: April 9, 2013	By:	/s/ Dominick C. Colangelo
Name: Dominick C. Colangelo
Title: President and Chief Executive Officer